Exhibit 4.14

SECURITY AGREEMENT

by

SALLY HOLDINGS LLC,
BEAUTY SYSTEMS GROUP LLC,
SALLY BEAUTY SUPPLY LLC,
as the Domestic Borrowers

and

THE OTHER DOMESTIC BORROWERS
AND DOMESTIC GUARANTORS
PARTY HERETO
FROM TIME TO TIME

and

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of November 12, 2010

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	2
SECTION 1.2.	Interpretation	6
SECTION 1.3.	Information Certificate	7

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	Pledge	7
SECTION 2.2.	Secured Obligations	8
SECTION 2.3.	Security Interest	8

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.	Delivery of Certificated Securities Collateral	8
SECTION 3.2.	Perfection of Uncertificated Securities Collateral	9
SECTION 3.3.	Financing Statements and Other Filings; Maintenance of Perfected Security Interest	9
SECTION 3.4.	Other Actions	10
SECTION 3.5.	Supplements; Further Assurances	12
SECTION 3.6.	Overriding Provisions with Respect to Term Loan	12

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	Title	13
SECTION 4.2.	Limitation on Liens; Defense of Claims; Transferability of Collateral	13
SECTION 4.3.	Chief Executive Office; Change of Name; Jurisdiction of Organization	13

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ii

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SECURITY AGREEMENT

SECURITY AGREEMENT dated as of November 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) made by (i) SALLY HOLDINGS LLC, BEAUTY SYSTEMS GROUP LLC, and SALLY BEAUTY SUPPLY LLC, each a Delaware corporation having an office at 3001 Colorado Boulevard, Denton, Texas, 7620, each as a Domestic Borrower (collectively, the “Original Domestic Borrowers”), and (ii) THE OTHER DOMESTIC BORROWERS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Domestic Borrowers,” and together with the Original Domestic Borrowers, the “Domestic Borrowers”), (iii) THE DOMESTIC GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Original Domestic Guarantors”) AND THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Domestic Guarantors,” and together with the Original Domestic Guarantors, the “Domestic Guarantors”), as pledgors, assignors and debtors (the Domestic Borrowers, together with the Domestic Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), and (iv) BANK OF AMERICA, N.A., having an office at 100 Federal Street, 9th Floor, Boston, Massachusetts  02110, in its capacity as collateral agent for the Credit Parties (as defined in the Credit Agreement defined below) pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A.            The Domestic Borrowers, the Collateral Agent, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto, among others, have, in connection with the execution and delivery of this Security Agreement, entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.            The Domestic Guarantors have, pursuant to that certain Guaranty dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).

C.            The Domestic Borrowers and the Domestic Guarantors will receive substantial benefits from the execution, delivery and performance of the Obligations and the Guaranteed Obligations and each is, therefore, willing to enter into this Security Agreement.

D.            This Security Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Credit Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

E.             It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to the L/C Issuer issuing Letters of Credit under the Credit Agreement that each Grantor execute and deliver the applicable Loan Documents, including this Security Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.        Definitions.

(a)           Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b)           Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)           The following terms shall have the following meanings:

“Additional Domestic Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Additional Domestic Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in SECTION 2.1 hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any other party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each DDA, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any security entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any commodity contract, “control” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Blocked Account Agreements and the Securities Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common Law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Domestic Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Domestic Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Distributions” shall mean, collectively, with respect to each Grantor, all Restricted Payments from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Property” shall mean the following:

(a)           any license, permit, lease, contract or agreement or General Intangible held by any Grantor, or Equipment or other property owned by the Grantor if such Equipment or other property is subject to a Lien described in clause (h) of the definition of “Permitted Encumbrances” in the Credit Agreement (i) that validly prohibits the creation by such Grantor of a security interest therein or thereon or (ii) to the extent that applicable Law prohibits the creation of a security interest therein or thereon;

(b)           (i) any Equity Interests of any Foreign Subsidiary (other than up to 65% of the Equity Interests in Sally Beauty Supply BV and Sally Beauty International Holdings, C.V.), (ii) any of the Equity Interests of a Subsidiary of a Foreign Subsidiary and (iii) de minimis shares of a Foreign Subsidiary held by any Grantor as a nominee or in a similar capacity;

(c)           any cash, checks, other negotiable instrument, funds and other evidence of payment held in any Deposit Account of the Parent or any of its Subsidiaries in the nature of security deposit with respect to obligations for the benefit of the Parent or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations, which account is specifically designated for such purpose, and as to which there is no comingling with any other funds of a Grantor;

(d)           any Intellectual Property Collateral consisting of intent-to-use trademark applications, for which the creation by a Grantor of a security interest therein is prohibited without the consent of third party or by applicable Law; provided, however, that in each case described in clauses (a) and (c) of this definition, such property shall constitute “Excluded Property” only to the extent and for so long as such license, permit, lease, contract, agreement,

General Intangible, Contractual Obligation or applicable Law validly prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”; and

(e)           any non-U.S. Trademarks owned by a Grantor, so long as: (i) the ownership of such Trademarks is transferred to a Foreign Subsidiary HoldCo within sixty (60) days of: (A) registration of the Trademark outside of the United States or (B) acquisition of the Trademark by a Grantor, and (ii) the Collateral Agent has been granted a license to use such Trademarks in connection with the Collateral Agent’s exercise of remedies pursuant to Article VIII hereof during the continuance of an Event of Default.

Notwithstanding the foregoing, “Excluded Property” shall not include the right to receive any proceeds arising therefrom or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC or any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which such Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guaranty” shall have the meaning assigned to such term in Recital B hereof.

“Information Certificate” shall mean that certain information certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Collateral Agent for the benefit of the Credit Parties, and each other Information Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Borrower or Guarantor in favor of the Collateral Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of a joinder agreement hereto, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill of a Grantor, except for Excluded Property.

“Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes and/or loan agreements evidencing loans by Grantor made to Holdings or any of its Subsidiaries and described on Schedule I hereto and each intercompany note and/or loan agreements evidencing such loans hereafter acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Letters of Credit” unless the context otherwise requires, shall have the meaning given to such term in the UCC.

“Licenses” shall mean, collectively, with respect to each Grantor, all written license agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights (other than Excluded Property) or any other patent, trademark or copyright.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Pledged Interests” shall mean, collectively, with respect to each Grantor, all Equity Interest in any issuer now existing or hereafter acquired or formed, including, without limitation, all Equity Interests of such issuer described in Schedule III hereof (specifically excluding a pledge of any Equity Interest in Sally Beauty International, Inc. or any domestic Subsidiary that is directly or indirectly i=owned by Sally Beauty International, Inc.), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests issued by any such issuer under the Organization Documents of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and all other Investment Property owned by such Grantor; provided, however, that to the extent applicable, Pledged Interests shall not include any interest possessing more than 65% of the voting power or control of all classes of interests entitled to vote of any CFC to the extent such pledge would result in an adverse tax consequence to the Grantor.

“Pledged Securities” shall mean, collectively, the Pledged Interests and the Successor Interests.

“Secured Obligations” shall mean the Obligations (as defined in the Credit Agreement) and the Guaranteed Obligations; provided, however, that Other Liabilities shall be Secured Obligations solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clause (a) of the definition of Obligations.

“Securities Account Control Agreement” shall mean an agreement in form and substance satisfactory to the Collateral Agent with respect to any Securities Account of a Grantor.

“Securities Act” means the Securities Exchange Act of 1934 and the applicable regulations promulgated by the Securities and Exchange Commission pursuant to such Act.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Successor Interests” shall mean, collectively, with respect to each Grantor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by such Grantor (unless such successor is such Grantor itself) formed by or resulting from any consolidation or merger in which any Person listed in Section I of the Information Certificate is not the surviving entity; provided, however, that Successor Interests shall not include shares or interests possessing more than 65% of the voting power or control of all classes of capital stock or interests entitled to vote of any foreign Subsidiaries to the extent such pledge would result in an adverse tax consequence to such Grantor.

“Term Priority Collateral” shall mean any of the Collateral in which the Term Agent has a Lien that is prior in priority to the Lien and Security Interest of the Administrative Agent therein under the terms of the Intercreditor Agreement.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Section IV of the Information Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States and Canada and (v) rights to sue for past, present and future infringements thereof, but excluding Excluded Property.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2.        Interpretation.  The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Security Agreement.

SECTION 1.3.        Information Certificate.  The Collateral Agent and each Grantor agree that the Information Certificate, and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.        Pledge; Grant of Security Interest.  As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants, subject to existing licenses to use the Intellectual Property Collateral granted by such Grantor in the ordinary course of business, to the Collateral Agent for its benefit and for the benefit of the other Credit Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under all personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”), including, without limitation:

(i)                                   all Accounts;

(ii)                                all Goods, including Equipment, Inventory and Fixtures;

(iii)                             all Documents, Instruments and Chattel Paper;

(iv)                            all Letters of Credit and Letter-of-Credit Rights;

(v)                               all Securities Collateral;

(vi)                            all Investment Property;

(vii)                         all Intellectual Property Collateral;

(viii)                      all Commercial Tort Claims, including, without limitation, those described in Section V of the Information Certificate;

(ix)                              all General Intangibles;

(x)                                 all Deposit Accounts;

(xi)                              all Supporting Obligations;

(xii)                           all books and records relating to the Collateral; and

(xiii)                        to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Grantor, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and the Grantors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request.

SECTION 2.2.        Secured Obligations.  This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3.        Security Interest.  (a)  Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) a description of the Collateral as “all assets of the Grantor, wherever located, whether now owned or hereafter acquired” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates.  Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request.

(b)           Each Grantor hereby ratifies its prior authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

(c)           Each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in any Intellectual Property Collateral, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.        Delivery of Certificated Securities Collateral.  Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected security interest therein, subject only to Permitted Encumbrances having priority by operation of applicable Law and except as otherwise provided in the Intercreditor Agreement.  Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Grantor after the date hereof, shall promptly (and in any event within fifteen (15) days) upon receipt thereof by such Grantor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto, except in connection with a

Permitted Acquisition, in which case such deliveries shall be made in accordance with the terms of the Credit Agreement.  All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  The Collateral Agent shall have the right, at any time during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder.  In addition, the Collateral Agent shall have the right with written notice to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.

SECTION 3.2.        Perfection of Uncertificated Securities Collateral.  Each Grantor represents and warrants that the Collateral Agent has a perfected security interest in all uncertificated Pledged Securities pledged by it hereunder that is in existence on the date hereof (subject only to Permitted Encumbrances having priority by operation of applicable Law and except as otherwise provided in the Intercreditor Agreement) and that the applicable Organization Documents do not require the consent of the other shareholders, members, partners or other Person to permit the Collateral Agent or its designee to be substituted for the applicable Grantor as a shareholder, member, partner or other equity owner, as applicable, thereto.  Each Grantor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Law and upon the request of the Collateral Agent, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute customary pledge forms or other documents necessary or reasonably requested to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof.

SECTION 3.3.        Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  Except with respect to non-U.S. and non-Canadian Intellectual Property Collateral, each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Grantor to the Collateral Agent (for the benefit of the Credit Parties) pursuant to this Security Agreement in respect of the Collateral are listed on Schedule II hereto.  Each Grantor represents and warrants that all such filings, registrations and recordings (other than with respect to non-U.S. and non-Canadian Intellectual Property Collateral) have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule II.  Each Grantor agrees that at the sole cost and expense of the Grantors, (i) such Grantor will maintain the security interest created by this Security Agreement in the Collateral (other than with respect to non-U.S. and non-Canadian Intellectual Property Collateral) as a perfected security interest (subject only to Permitted Encumbrances having priority by operation of applicable Law and except as otherwise provided in the Intercreditor Agreement) and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances and (non-U.S. and non-Canadian Intellectual Property Collateral), (ii) except with respect to non-U.S. and non-Canadian Intellectual Property Collateral, such Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Collateral Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may  reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the UCC (or other applicable Laws) in effect in any jurisdiction with respect to the security interest created hereby (other than with respect to non-U.S. and non-Canadian Intellectual

Property Collateral) and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, security interest in the Collateral (other than with respect to non-U.S. and non-Canadian Intellectual Property Collateral) as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral).

SECTION 3.4.        Other Actions.  In order to further evidence the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:

(a)           Instruments and Tangible Chattel Paper.  As of the date hereof (i) no amount payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Section II. D. of the Information Certificate and (ii) each Instrument and each item of Tangible Chattel Paper listed in Section II. D. of the Information Certificate, to the extent requested by the Collateral Agent, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.  If any amount payable under or in connection with any of the Collateral in excess of $3,000,000 shall be evidenced by any Instrument or Tangible Chattel Paper, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent.

(b)           Investment Property.  (i) As of the date hereof (1) it has no Securities Accounts other than those listed in Section II.B. of the Information Certificate, (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Securities with respect to which the Collateral Agent has a perfected security interest in such Pledged Securities (subject only to Permitted Encumbrances having priority by operation of applicable Law and except as otherwise provided in the Intercreditor Agreement), or Excluded Property, and (3) it has entered into a duly authorized, executed and delivered Securities Account Control Agreement with respect to each Securities Account listed in Section II.B. of the Information Certificate with respect to which the Collateral Agent has a perfected security interest in such Securities Accounts by Control (subject only to Permitted Encumbrances having priority by operation of applicable Law and except as otherwise provided in the Intercreditor Agreement).

(ii)               If any Grantor shall at any time hold or acquire any certificated securities, other than any securities of any CFC not required to be pledged hereunder and Excluded Property, such Grantor shall promptly (a) notify the Collateral Agent thereof and endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent or (b) deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Collateral Agent.  If any securities now or hereafter acquired by any Grantor, other than any securities of any CFC not required to be pledged hereunder and Excluded Property, are uncertificated, such Grantor shall promptly notify the Collateral Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (a) grant Control to the Collateral Agent and cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, (b) cause a security entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Collateral Agent has Control or (c) arrange for the Collateral Agent to become the registered owner of the securities.  Grantor shall not hereafter establish and maintain any Securities Account with any Securities Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent five (5) Business Days’ prior written notice of its intention to establish such new Securities Account with such Securities Intermediary and (2) such Securities Intermediary and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account.  Each Grantor shall accept any cash and Investment Property which are proceeds of the Pledged Interests in trust for the benefit of the Collateral Agent and promptly upon receipt thereof, deposit any cash received by it into an account in which the Collateral Agent has Control, or with respect to any Investment Properties or additional securities, take such actions as required above with respect to such securities.  The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any entitlement orders or instructions or directions to any issuer of uncertificated securities or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless a Trigger Event has occurred and is continuing.  Except as required pursuant to the Intercreditor Agreement, No Grantor shall grant control over any Pledged Securities to any Person other than the Collateral Agent.

(iii)              As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this SECTION 3.4(b) shall release or relieve any Securities Intermediary of its duties and obligations to the Grantors or any other Person under any Control Agreement or under applicable Law.  Each Grantor shall promptly pay all Claims and fees of whatever kind or nature with respect to the Pledged Securities pledged by it under this Security Agreement, except those which are being contested in good faith by appropriate proceedings.

(c)           Electronic Chattel Paper and Transferable Records.  As of the date hereof no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction).  If any amount payable under or in connection with any of the Collateral in excess of $3,000,000 shall be evidenced by any Electronic Chattel Paper or any transferable record, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(d)           Letter-of-Credit Rights.  If such Grantor is at any time a beneficiary under a Letter of Credit in an amount in excess of $3,000,000 now or hereafter issued in favor of such Grantor, (which, for the avoidance of doubt, shall not include any Letter of Credit issued pursuant to the Credit Agreement), such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of, and to pay to the Collateral Agent, the proceeds of, any drawing under the Letter of Credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in Section 2.05 and Section 6.12 of the Credit Agreement.

(e)           Commercial Tort Claims.   As of the date hereof it holds no Commercial Tort Claims other than those listed in Section V of the Information Certificate.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount in excess of $3,000,000, such Grantor shall promptly (and in any event, within fifteen (15) days) notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.5.        Supplements; Further Assurances.  Each Grantor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral (other than with respect to non-U.S. and non-Canadian Intellectual Property Collateral) as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Collateral Agent or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral (other than with respect to non-U.S. and non-Canadian Intellectual Property Collateral), copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments.  If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral.  All of the foregoing shall be at the sole cost and expense of the Grantors.  The Grantors and the Collateral Agent acknowledge that this Security Agreement is intended to grant to the Collateral Agent for the benefit of the Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

SECTION 3.6.      Overriding Provisions with Respect to Term Loan.  Notwithstanding anything contained in this Article III, or elsewhere in this Agreement or any other Security

Document, to the extent that the provisions of this Agreement (or any other Security Document) require the delivery of, or granting of control over, any Term Priority Collateral to the Administrative Agent, then delivery of such Collateral (or control with respect thereto) shall instead be made to the Term Agent, to be held in accordance with Term Loan Agreement or any collateral and/or security documents entered into in connection therewith and the Intercreditor Agreement, and any Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied.  Furthermore, at all times prior to the Discharge of Term Obligations (as defined in the Intercreditor Agreement) or any Permitted Refinancing thereof, the Administrative Agent is authorized by the parties hereto to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to the Term Agent.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1.        Title.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Security Agreement or as are permitted by the Credit Agreement.  Except as provided in the Intercreditor Agreement or the Credit Agreement, no Person other than the Collateral Agent has control or possession of all or any part of the Collateral.

SECTION 4.2.        Limitation on Liens; Defense of Claims; Transferability of Collateral.  Each Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, such Grantor will be, the sole direct and beneficial owner of all Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Permitted Encumbrances.  Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Credit Party other than Permitted Encumbrances.  There is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Collateral Agent hereunder.

SECTION 4.3.        Chief Executive Office; Change of Name; Jurisdiction of Organization.  (a)  The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number and chief executive office of such Grantor is indicated next to its name in Sections I.A. and I.B. of the Information Certificate.  Such Grantor shall furnish to the Collateral Agent prompt written notice of any change in (i) its corporate name, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) its identity or type of organization or corporate structure, (iv) its federal taxpayer identification number or organizational identification number or (v) its jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction).

(b)           The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in SECTION 4.3(a).  If any Grantor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes.  The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 4.4.        Due Authorization and Issuance.  All of the Pledged Interests have been duly authorized, validly issued and, to the extent applicable, fully paid and non-assessable.  All of the Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Grantor to any issuer of the Pledged Interests in exchange for or in connection with the issuance of the Pledged Interests or any Grantor’s status as a partner or a member of any issuer of the Pledged Interests.

SECTION 4.5.        No Conflicts, Consents, etc.  No consent of any party (including, without limitation, equity holders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required (A) for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Security Agreement or for the execution, delivery or performance hereof by such Grantor, (B) for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement or (C) for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Security Agreement except, in each case, for such consents which have been obtained prior to the date hereof.  During the continuation of an Event of Default, if the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.6.        Collateral.  All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Credit Party in connection with this Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.  The Collateral described on the schedules annexed hereto constitutes all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.7.        Insurance.  Such Grantor shall (i) maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement; (ii) maintain such other insurance as may be required by applicable Law; and (iii) pursuant to the Credit Agreement, furnish to the Collateral Agent, upon written request, full information as to the insurance carried.

SECTION 4.8.        Payment of Taxes; Compliance with Laws; Contested Liens; Claims.  Each Grantor represents and warrants that all material Claims imposed upon or assessed against the Collateral have been paid and discharged except to the extent such material Claims constitute a Lien not yet due and payable or a Permitted Encumbrance.  Each Grantor shall comply with all applicable Law relating to the Collateral the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement.  Notwithstanding the foregoing provisions of this SECTION 4.8, no contest of any such obligation may be pursued by such Grantor if such contest would expose the Collateral Agent or any other Credit Party to (i) any possible criminal liability or (ii) any additional material civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent, or such other Credit Party, as the case may be.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.         Pledge of Additional Securities Collateral.  Each Grantor shall, upon obtaining any Pledged Securities or Intercompany Notes in a principal amount in excess of $3,000,000 of any Person required to be pledged hereunder, accept the same in trust for the benefit of the Collateral Agent and promptly (and in any event within fifteen (15) days) deliver to the Collateral Agent a pledge amendment, duly executed by such Grantor, in substantially the form of Exhibit 1 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under SECTION 3.1 and SECTION 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Security Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes.  Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Security Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2.         Voting Rights; Distributions; etc.

(i)            So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other Loan Document evidencing the Secured Obligations.  The Collateral Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this SECTION 5.2(i).

(ii)           During the continuance of any Event of Default and upon the receipt of written notice by such Grantor, all rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to SECTION 5.2(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; provided that the Collateral Agent shall have the right, in its sole discretion, from time to time following the occurrence and continuance of an Event of Default to permit such Grantor to exercise such rights under SECTION 5.2(i).  After such Event of Default is no longer continuing, each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to SECTION 5.2(i) hereof.

(iii)          So long as no Trigger Event shall have occurred and be continuing, each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with, and to the extent permitted by, the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be promptly (and in any event within ten (10) days) delivered to the Collateral Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).  The Collateral Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this SECTION 5.2(iii).

(iv)          Upon the occurrence and during the continuance of any Trigger Event, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to SECTION 5.2(iii) hereof shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions.  After such Trigger Event is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to SECTION 5.2(ii).

(v)           Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to SECTION 5.2(ii) hereof and to receive all Distributions which it may be entitled to receive under SECTION 5.2(iii) hereof.

(vi)          All Distributions which are received by any Grantor contrary to the provisions of SECTION 5.2(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3.         Organization Documents.  Each Grantor has delivered to the Collateral Agent true, correct and complete copies of its Organization Documents.  The Organization Documents are in full force and effect.  Except as permitted in the Credit Agreement, no Grantor will terminate or agree to terminate any Organization Documents or make any amendment or modification to any Organization Documents which may have a Material Adverse Effect including electing to treat any Pledged Interests of such Grantor as a security under Section 8-103 of the UCC.

SECTION 5.4.         Defaults, Etc.  Such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Securities pledged by it, and such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder.  No Securities Collateral pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates, if any, delivered to the Collateral Agent) which evidence any Pledged Securities of such Grantor.

SECTION 5.5.         Certain Agreements of Grantors As Issuers and Holders of Equity Interests.

(i)            In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Security Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii)           In the case of each Grantor which is a partner in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable Organization Documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1.         Grant of License.  Without limiting the rights of Collateral Agent as the holder of a Lien on the Intellectual Property Collateral, for the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2.         Registrations.  Except pursuant to licenses and other user agreements entered into by any Grantor in the ordinary course of business that are listed in Section IV of the Information Certificate, on and as of the date hereof (i) each Grantor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any material Intellectual Property Collateral listed in Section IV of the Information Certificate, and (ii) all registrations listed in Section IV of the Information Certificate are valid and in full force and effect.

SECTION 6.3.         No Violations or Proceedings.  To each Grantor’s knowledge, on and as of the date hereof, there is no material infringement by others of any right of such Grantor with respect to any Intellectual Property Collateral listed in Section IV of the Information Certificate, respectively, pledged by it under the name of such Grantor.

SECTION 6.4.         Protection of Collateral Agent’s Security.  On a continuing basis, each Grantor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of (A) any adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any Intellectual Property Collateral necessary for the conduct of business of such Grantor or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Grantor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect the Intellectual Property Collateral necessary for the conduct of business of such Grantor, (iii) not permit to lapse or become abandoned any Intellectual Property Collateral necessary for the conduct of business of such Grantor, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral necessary for the conduct of business of such Grantor, in each case except as shall be consistent with commercially reasonable business judgment and, if any Event of Default is continuing, with the prior approval of the Collateral Agent (such approval not to be unreasonably withheld), (iv) upon such Grantor’s obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Collateral, taken as a whole, the ability of such Grantor or the Collateral Agent to dispose of the Intellectual Property Collateral or any portion thereof or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, (v) not license the Intellectual Property Collateral other than licenses entered into by such Grantor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the material licenses in a manner that would materially impair the value of the Intellectual Property Collateral taken as a whole, or the Lien on and security interest in the Intellectual Property Collateral intended to be granted to the Collateral Agent for the benefit of the Credit Parties, without the consent of the Collateral Agent, (vi) until the Collateral Agent exercises its rights to make collection, diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral) and such other materials evidencing or reports pertaining to the Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral) as the Collateral Agent may from time to time request.  Notwithstanding the foregoing, nothing herein shall prevent any Grantor from selling, disposing of or otherwise using any Intellectual Property Collateral as permitted under the Credit Agreement.

SECTION 6.5.         After-Acquired Property.  If any Grantor shall, at any time before this Security Agreement shall have been terminated in accordance with SECTION 9.5(a), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this SECTION 6.5 with respect to such Grantor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Security Agreement without further action by any party.  With respect to any federally registered Intellectual Property Collateral, each Grantor shall within ninety (90) days after the end of each calendar year, provide to the Collateral Agent, written notice of any of the foregoing and upon request of the Collateral Agent, take such actions as are necessary to perfect the security interests granted to the Collateral Agent pursuant to this Agreement.

SECTION 6.6.         Modifications.  Each Grantor authorizes the Collateral Agent to modify this Security Agreement by amending Section IV of the Information Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of such Grantor including, without limitation, any of the items listed in SECTION 6.5 hereof.

SECTION 6.7.         Litigation.  Unless an Event of Default has occurred and is continuing, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral.  During the continuance of any Event of Default, the Collateral Agent (and the appropriate Grantor) shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the other Credit Parties to enforce the Intellectual Property Collateral and any license thereunder.  In the event of such suit, each Grantor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Collateral Agent, as the case may be, for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this SECTION 6.7 in accordance with SECTION 9.3 hereof.  In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Grantor agrees, at the request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral) by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

SECTION 6.8.         Third Party Consents.  Other than with respect to those trademarks set forth on Schedule 6.8 hereof, each Grantor shall use reasonable commercial efforts to obtain the consent of third parties to the extent such consent is necessary or desirable to create a valid, perfected security interest in favor of the Collateral Agent in any Intellectual Property Collateral (other than non-U.S. and non-Canadian Intellectual Property Collateral).

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1.         Special Representations and Warranties.  As of the time when each of its Accounts is included in the Borrowing Base as an Eligible Credit Card Receivable or an Eligible Trade Receivable each Grantor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and what they purport to be, in each case in all material respects, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) are in all material respects in compliance and conform with all applicable material federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

SECTION 7.2.         Maintenance of Records.  Each Grantor shall keep and maintain at its own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Each Grantor shall, at such Grantor’s sole cost and expense, upon the Collateral Agent’s demand made at any time during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  During the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein in accordance with applicable Law without the consent of any Grantor.

SECTION 7.3.         Legend.  Each Grantor shall legend, at the request of the Collateral Agent made at any time during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been collaterally assigned to the Collateral Agent for the benefit of the Credit Parties and that the Collateral Agent has a security interest therein.

SECTION 7.4.         Modification of Terms, Etc.  No Grantor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Collateral Agent.

SECTION 7.5.         Collection.  Subject to Section 7.4 hereof, each Grantor shall cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account.  The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Collateral Agent or any other Credit Party, shall be paid by the Grantors.

ARTICLE VIII

REMEDIES

SECTION 8.1.         Remedies.   During the continuance of any Event of Default the Collateral Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it:

(i)            Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(ii)           Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;

(iii)          Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)          Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Grantor shall at its own expense:  (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Each Grantor’s obligation to deliver the Collateral as contemplated in this SECTION 8.1 is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v)           Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations;

(vi)          Retain and apply the Distributions to the Secured Obligations as provided in Article IX hereof;

(vii)         Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii)        Exercise all the rights and remedies of a secured party under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in SECTION 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Collateral Agent or any other Credit Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 8.2.         Notice of Sale.  Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 8.3.         Waiver of Notice and Claims.  Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law:  (i) all damages occasioned by such taking of possession (other than those damages caused by the gross negligence or willful misconduct of the Collateral Agent), (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law.  The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.  Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 8.4.         Certain Sales of Collateral.

(i)            Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority.  Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Collateral Agent shall have no obligation to engage in public sales.

(ii)           Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities Laws, even if such issuer would agree to do so.

(iii)          If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(iv)          Each Grantor further agrees that a breach of any of the covenants contained in this SECTION 8.4 will cause irreparable injury to the Collateral Agent and the other Credit Parties, that the Collateral Agent and the other Credit Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this SECTION 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5.        No Waiver; Cumulative Remedies.

(i)            No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(ii)           In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantors, the Collateral Agent and each other Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the other Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6.        Certain Additional Actions Regarding Intellectual Property.  If any Event of Default shall have occurred and be continuing, upon the written demand of Collateral Agent,

each Grantor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights (other than Excluded Property) and such other documents as are necessary or appropriate to carry out the intent and purposes hereof to the extent such assignment does not result in any loss of rights therein under applicable Law.  Within five (5) Business Days of written notice thereafter from Collateral Agent, each Grantor shall use commercially reasonable efforts to make available to Collateral Agent, such personnel in such Grantor’s employ on the date of the Event of Default as Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights (other than Excluded Property), and such Persons shall be available to perform their prior functions on Collateral Agent’s behalf.

SECTION 8.7.        Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 8.03 of the Credit Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.        Concerning Collateral Agent.

(i)            The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.  The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact.  The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Security Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Security Agreement.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Collateral Agent.

(ii)           The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the other Credit Parties shall have responsibility for, without limitation (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Credit Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii)          The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)          If any item of Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2.        Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact.  If any Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby.  Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of SECTION 9.3 hereof.  Neither the provisions of this SECTION 9.2 nor any action taken by Collateral Agent pursuant to the provisions of this SECTION 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement nor any breach of warranty from constituting an Event of Default.  Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Collateral Agent may deem necessary to accomplish the purposes hereof.  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 9.3.        Expenses.  Each Grantor will upon demand pay to the Collateral Agent the amount of any and all amounts required to be paid pursuant to Section 10.04 of the Credit Agreement.

SECTION 9.4.        Continuing Security Interest; Assignment.  This Security Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns, and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Credit Parties and each of their respective successors, transferees and assigns.  No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing clause (ii), any Credit Party may assign or otherwise transfer any indebtedness held by it secured by this Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

SECTION 9.5.        Termination; Release.                (a) This Security Agreement, the Lien in favor of the Collateral Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly paid in full in cash, (iii) all Letters of Credit (as defined in the Credit Agreement) shall have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent, and (iv) all Unreimbursed Amounts shall have been indefeasibly paid in full in cash, provided, however, that in connection with the termination of this Security Agreement, the Collateral Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Secured Obligations that may thereafter arise under Section 10.04 of the Credit Agreement.

(b)           The Collateral shall be released from the Lien of this Security Agreement in accordance with the provisions of the Credit Agreement.  Upon termination hereof or any release of Collateral in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Grantors, assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of termination of this Security Agreement) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(c)           At any time that the respective Grantor desires that the Collateral Agent take any action described in clause (b) of this SECTION 9.5, such Grantor shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to clause (a) or (b) of this SECTION 9.5.  The Collateral Agent shall have no liability whatsoever to any other Credit Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this SECTION 9.5.

SECTION 9.6.        Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and the Grantors.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 9.7.        Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Domestic Borrowers set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this SECTION 9.7.

SECTION 9.8.        GOVERNING LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 9.9.        CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)           EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)           EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION.  EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)           EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7.  NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10.     Severability of Provisions.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.11.     Execution in Counterparts; Effectiveness.  This Security Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 9.12.     No Release.  Nothing set forth in this Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Credit Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Credit Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith.  The obligations of each Grantor contained in this SECTION 9.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 9.13.     Obligations Absolute.  All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(i)        any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(ii)       any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)      any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)       any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of SECTION 9.6 hereof; or

(vi)      any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Security Agreement in accordance with SECTION 9.5(a) hereof).

SECTION 9.14.     Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Lien and Security Interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

DOMESTIC BORROWERS:

SALLY HOLDINGS LLC
BEAUTY SYSTEMS GROUP LLC
SALLY BEAUTY SUPPLY LLC

By:	/s/ Mark J. Flaherty
Name:	Mark J. Flaherty
Title:	Senior Vice President and
Chief Financial Officer

Signature Page to Security Agreement

GUARANTORS:

INNOVATIONS — SUCCESSFUL SALON SERVICES

NEKA SALON SUPPLY, INC.

PROCARE LABORATORIES, INC.

SCHOENEMAN BEAUTY SUPPLY, INC.

ARMSTRONG MCCALL HOLDINGS, INC.

ARMSTRONG MCCALL MANAGEMENT, L.C.

ARMSTRONG MCCALL HOLDINGS, L.L.C.

ARNOLD’S, INC.

ARMSTRONG MCCALL, L.P.

DIORAMA SERVICES COMPANY, LLC

SALLY CAPITAL, INC.

SALLY BEAUTY DISTRIBUTION LLC

SALLY BEAUTY DISTRIBUTION OF OHIO, INC.

SALLY BEAUTY INTERNATIONAL FINANCE LLC

BEAUTY HOLDING LLC

SOREN ENTERPRISES, INC.

BEYOND THE ZONE, INC.

SILK ELEMENTS, INC.

HIGH INTENSITY PRODUCTS, INC.

NAIL LIFE, INC.

SEXY U PRODUCTS, INC.

FOR PERMS ONLY, INC.

ENERGY OF BEAUTY, INC.

MIRACLE LANE, INC.

TANWISE, INC.

SATIN STRANDS, INC.

POWER IQ, INC.

DESIGN LENGTHS, INC.

BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.

ION PROFESSIONAL PRODUCTS, INC.

NEW IMAGE PROFESSIONAL PRODUCTS, INC.

ESTHETICIAN SERVICES, INC.

FEMME COUTURE INTERNATIONAL, INC.

GENERIC VALUE PRODUCTS, INC.

MODERN PANACHE, INC.

LAND OF DREAMS, INC.

COLORESSE, INC.

AERIAL COMPANY, INC.

By:	/s/ Mark J. Flaherty
Name:	Mark J. Flaherty
Title:	Senior Vice President and Chief Financial Officer

SALON SUCCESS INTERNATIONAL, LLC

By:	/s/ Mark J. Flaherty
Name:	Mark J. Flaherty
Title:	Authorized Signatory

Signature Page to Security Agreement

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Matthew Potter
Name: Matthew Potter
Title: Vice President

Signature Page to Security Agreement